RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

PROSPECTUS
----------

                           Merrill Lynch & Co., Inc.
                   Select Sector SPDR Fund Growth Portfolio
                    Market Index Target-Term Securities(R)
                               due May 25, 2006
                             "MITTS(R) Securities"
                         $10 principal amount per unit
                              __________________

         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary when making offers and sales related to market-making transactions in the MITTS Securities.

The MITTS Securities:
o   100% principal protection at maturity.

o   No payments before the maturity date.

o   Senior unsecured debt securities of Merrill Lynch & Co., Inc.

o Linked to the value of the Select Sector SPDR Fund Growth Portfolio Index, an index tracking the value of various Select Sector SPDR Funds. Each Select Sector SPDR Fund is an index fund whose stated investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly-traded equity securities involved in a specific market sector comprising the relevant sector index.

o The MITTS Securities have been approved for listing on the American Stock Exchange under the trading symbol "GWM".

Payment at maturity:
o On the maturity date, for each unit of the MITTS Securities you own, we will pay you an amount equal to the sum of the principal amount of each unit and an additional amount based on the percentage increase, if any, in the value of the Select Sector SPDR Fund Growth Portfolio Index, reduced by an annual adjustment factor of 2.35%.

o At maturity, you will receive no less than the principal amount of your MITTS Securities.

               Investing in the MITTS Securities involves risk.
         See "Risk Factors" beginning on page S-9 of this prospectus.
                            _____________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                _______________

                              Merrill Lynch & Co.
                                _______________
                 The date of this prospectus is June 24, 1999.

"MITTS" and "Market Index Target-Term Securities" are registered service marks of Merrill Lynch & Co., Inc. "SPDRs", "Select Sector SPDR", "Select Sector SPDRs", and "Select Sector Standard & Poor's Depositary Receipts" are trademarks of the McGraw-Hill Companies, Inc.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

SUMMARY INFORMATION -- Q&A..................................................  3

RISK FACTORS................................................................  7

MERRILL LYNCH & CO., INC.................................................... 12

RATIO OF EARNINGS TO FIXED CHARGES.......................................... 12

DESCRIPTION OF THE MITTS SECURITIES......................................... 13

THE SELECT SECTOR SPDR FUND GROWTH PORTFOLIO INDEX.......................... 20

OTHER TERMS................................................................. 23

PROJECTED PAYMENT SCHEDULE.................................................. 27

WHERE YOU CAN FIND MORE INFORMATION......................................... 28

INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................... 28

PLAN OF DISTRIBUTION........................................................ 29

EXPERTS..................................................................... 29


                          SUMMARY INFORMATION -- Q&A

         This summary includes questions and answers that highlight selected information from this prospectus to help you understand the Select Sector SPDR Fund Growth Portfolio Market Index Target-Term Securities due May 25, 2006. You should carefully read the prospectus and the accompanying fund prospectus to fully understand the terms of the MITTS Securities, the Select Sector SPDR Fund Growth Portfolio Index (the "SPDR Fund Growth Portfolio Index") and the tax and other considerations that should be important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights the material risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

         References in this prospectus to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

         References in this prospectus to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         We have attached the prospectus for the Select Sector SPDR Funds. You should carefully read the fund prospectus to fully understand the operation and management of the Select Sector SPDR Funds, including the fees and expenses associated with shares of the Select Sector SPDR Funds which affect the value per share of the Select Sector SPDR Funds and which will therefore indirectly affect the value of the SPDR Fund Growth Portfolio Index.

         Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Select Sector SPDR Funds and the index compilation agent for each of the indices related to the Select Sector SPDR Funds. However, we are not affiliated with any of the Select Sector SPDR Funds. The Select Sector SPDR Funds did not receive any of the proceeds from the initial sale of the MITTS Securities and does not have any obligations with respect to the MITTS Securities.

         We have attached the fund prospectus and are delivering it to you together with this prospectus of ML&Co. for the convenience of reference only. The fund prospectus does not constitute a part of this prospectus, nor is it incorporated by reference in this prospectus.

What are the MITTS Securities?

         The MITTS Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The MITTS Securities rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on May 25, 2006. We cannot redeem the MITTS Securities at any earlier date. We will not make any payments on the MITTS Securities until maturity.

         Each unit of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we issued the MITTS Securities in the form of a global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section "Description of the MITTS Securities--Depositary" in this prospectus.

What will I receive at the stated maturity date of the MITTS Securities?

         We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the value of the SPDR Fund Growth Portfolio Index. At the stated maturity date, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the "principal amount" and the "Supplemental Redemption Amount".

         Principal amount

              The principal amount per unit is $10.

         Supplemental Redemption Amount

              The Supplemental Redemption Amount per unit will equal:

      ( Adjusted Ending Value - Starting Value )
$10 x ( -------------------------------------- )
      (             Starting Value             )

but will not be less than zero.


         The "Starting Value" equals 100, the value to which the SPDR Fund Growth Portfolio Index was set on May 25, 1999, the date the MITTS Securities were priced for initial sale to the public (the "Pricing Date").

         "Adjusted Ending Value" means the average of the closing values of the SPDR Fund Growth Portfolio Index at the close of the market on five business days before the maturity of the MITTS Securities as reduced on each day by the application of the Adjustment Factor. We may calculate the Adjusted Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the stated maturity date of the MITTS Securities, there is a disruption in the trading of a sufficient number of the component stocks included in any of the funds underlying the SPDR Fund Growth Portfolio Index or certain futures or options relating to those funds or the S&P 500 Index.

         The "Adjustment Factor" equals 2.35% and will be applied over the entire term of the MITTS Securities to reduce the closing values of the SPDR Fund Growth Portfolio Index used to calculate the Supplemental Redemption Amount during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate the Supplemental Redemption Amount during the Calculation Period will be approximately 15.18% less than the actual value of the SPDR Fund Growth Portfolio Index on each day during the Calculation Period. For a detailed discussion of how the Adjustment Factor will affect the value of the SPDR Fund Growth Portfolio Index used to calculate your Supplemental Redemption Amount, see "Description of the MITTS Securities--Payment at maturity" in this prospectus.

         For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities--Payment at maturity" in this prospectus.

         We will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. If the Adjusted Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

         Examples

              Here are two examples of Supplemental Redemption Amount calculations assuming an Adjustment Factor of 2.35% per year and a term equal to that of the MITTS Securities:

         Example 1--The SPDR Fund Growth Portfolio Index, as adjusted, is below the Starting Value at maturity:

         Starting Value: 100.00
         Hypothetical closing value of the SPDR Fund Growth Portfolio Index at maturity: 105.00
         Hypothetical Adjusted Ending Value: 89.06


                                                                         (Supplemental
                                                  ( 89.06-100 )          Redemption
Supplemental Redemption Amount (per unit) = $10 X ( --------- ) = $0.00  Amount cannot be
                                                  (    100    )          less than zero)

         Total payment at maturity (per unit) = $10 + $0 = $10

         Example 2 -- The SPDR Fund Growth Portfolio Index, as adjusted, is above the Starting Value at maturity:

         Starting Value: 100.00
         Hypothetical closing value of the SPDR Fund Growth Portfolio Index at maturity: 180.00
         Hypothetical Adjusted Ending Value: 152.68

                                                  ( 52.68-100  )
Supplemental Redemption Amount (per unit) = $10 x ( ---------- ) = $5.27
                                                  (    100     )

Total payment at maturity (per unit) = $10 + $5.27 = $15.27

What is the SPDR Fund Growth Portfolio Index?

         The AMEX publishes the SPDR Fund Growth Portfolio Index under the symbol "GWI". The index measures the performance of eight underlying funds (each a "Select Sector SPDR Fund") that each tracks the performance of stocks in a particular sector or group of industries selected from a universe of companies defined in the S&P 500 Index.

         Each Select Sector SPDR Fund is an index fund whose stated investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly-traded equity securities comprising the relevant sector index (each a "Select Sector Index"). Each Select Sector Index consists of the equity securities of publicly-traded companies that are components of the S&P 500 Index and are involved in a specific market sector. The Select Sector SPDR Funds are eight of the nine investment funds comprising the Select Sector SPDR Trust, a management investment company registered under the Investment Company Act of 1940, as amended. The combined companies constituting the nine Select Sector Indexes represent all of the companies whose stocks are components of the S&P 500 Index. The funds included in the SPDR Fund Growth Portfolio Index include all sectors of stock included in the S&P 500 Index except one, the utilities sector.

         Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Select Sector SPDR Funds and the index compilation agent for the Select Sector Indexes underlying the Select Sector SPDR Funds. The Select Sector SPDR Funds did not receive any of the proceeds from the initial sale of, and does not have any obligations under, the MITTS Securities.

         You should carefully read the fund prospectus accompanying this prospectus to fully understand the operation and management of the Select Sector SPDR Funds, including the fees and expenses charged by the Select Sector SPDR Funds. In addition, because the Select Sector SPDR Trust is subject to the registration requirements of the Securities Act of 1933, as amended, and the Investment Company Act, the Select Sector SPDR Trust is required to file periodically certain information specified by the SEC. For more information about the Select Sector SPDR Funds you can inspect information provided to or filed with the SEC by the Select Sector SPDR Trust at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. You may also obtain copies of these documents at no cost by calling the Select Sector SPDR Trust at (800) 843-2639 or by writing the Select Sector SPDR Trust c/o ALPS Mutual Funds Services, Inc., 370 17th Street, Suite 3100, Denver, CO 80202. Neither the fund prospectus nor these other documents are incorporated by reference in this prospectus, and we make no representation or warranty as to the accuracy or completeness of this information.

         Please note that an investment in the MITTS Securities does not entitle you to any ownership interest in the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index.

Are the MITTS Securities listed on a stock exchange?

         The MITTS Securities are listed on the AMEX under the trading symbol "GWM". You should be aware that the listing of the MITTS Securities on the AMEX does not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--There may be an uncertain trading market for the MITTS Securities" in this prospectus.

What is the role of MLPF&S?

         Our subsidiary, MLPF&S, was the underwriter for the initial offering and sale of the MITTS Securities. MLPF&S intends to buy and sell the MITTS Securities to create and maintain a secondary market for holders of the MITTS Securities. However, MLPF&S is not be obligated to engage in any of these market activities or continue them once it has started.

         MLPF&S is also be our agent for purposes of calculating, among other things, the Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities as calculation agent.

         MLPF&S also is a soliciting dealer in the shares of the Select Sector SPDR Funds and is the index compilation agent for the indices related to the Select Sector SPDR Funds. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as our subsidiary and its responsibilities to the Select Sector SPDR Funds and the Select Sector Indexes. Please see the section entitled "Risk Factors-Potential conflicts of interests" in this prospectus.

Who is ML&Co.?

         Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this prospectus.

Are there any risks associated with my investment?

         Yes, an investment in the MITTS Securities is subject to risk. Please refer to the section "Risk Factors" in this prospectus.


                                 RISK FACTORS

         Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before investing in the MITTS Securities. In addition, you should reach an investment decision with regard to the MITTS Securities only after consulting with your legal and tax advisers and considering the suitability of the MITTS Securities in light of your particular circumstances.

You may not earn a return on your investment

         You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity date, the Supplemental Redemption Amount will be zero. This will be true even if the value of the SPDR Fund Growth Portfolio Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will repay you only the principal amount of your MITTS Securities.

Your yield may be lower than the yield on a standard debt security of comparable maturity

         The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index

         The AMEX calculates the value of the SPDR Fund Growth Portfolio Index by reference to the values of eight Select Sector SPDR Funds that reflect the prices of those funds without taking into consideration the value of dividends paid on those funds. The return on your MITTS Securities will not reflect the return you would realize if you actually owned all of the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index and received the dividends paid on those funds because of the cumulative effect of the reduction caused by the Adjustment Factor and because the value of the SPDR Fund Growth Portfolio Index is calculated by reference to the values of the Select Sector SPDR Funds included in the SPDR Fund Growth Portfolio Index without taking into consideration the value of any dividends paid on those funds.

Changes in the value per share of a Select Sector SPDR Fund will not exactly mirror changes in the related Select Sector Index

         As indicated in the fund prospectus, a Select Sector SPDR Fund's investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly-traded equity securities included in the related Select Sector Index. However, changes in the value of a Select Sector Index and in the value per share of the related Select Sector SPDR Fund are not expected to be identical because:

         o a Select Sector SPDR Fund's investment portfolio may not hold all of the stocks in the related Select Sector Index or may not hold each stock in the same weighting as the related Select Sector Index,

         o a Select Sector SPDR Fund may hold assets other than equity securities, and

         o the value per share of a Select Sector SPDR Fund reflects the reduction of fund assets resulting from the accrual of fees and expenses and the payment of distributions, if any.

         As stated in the fund prospectus, the investment adviser to the Select Sector SPDR Funds believes that "over time, 'the tracking error' of a Select Sector SPDR Fund relative to the performance of the related Select Sector Index, adjusted for the effect of that Select Sector SPDR Fund's expenses, will be less than 5%". There is no assurance that the tracking error will not be greater than 5% at any time, including the time that you may wish to sell your MITTS Securities before the maturity date or at the time the calculation agent determines the Supplemental Redemption Amount, if any.

         The SPDR Fund Growth Portfolio Index is expected to be indirectly affected by fees charged by the underlying Select Sector SPDR Funds to their shareholders which will reduce the value of the Select Sector SPDR Fund shares.

There may be an uncertain trading market for the MITTS Securities

         Although the MITTS Securities are listed on the AMEX under the trading symbol "GWM", you cannot assume that a trading market will continue to exist for the MITTS Securities. If a trading market does continue to exist, there can be no assurance that there will be liquidity in the trading market. The continued existence of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, in the value of the SPDR Fund Growth Portfolio Index.

         If the trading market for the MITTS Securities is limited, there may be a limited number of buyers for your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the value of the SPDR Fund Growth Portfolio Index. The following paragraphs describe the expected impact on the market value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

         The value of the SPDR Fund Growth Portfolio Index is expected to affect the trading value of the MITTS Securities. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the SPDR Fund Growth Portfolio Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value. If you choose to sell your MITTS Securities when the value of the SPDR Fund Growth Portfolio Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on this value because of the expectation that the SPDR Fund Growth Portfolio Index will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities when the value of the SPDR Fund Growth Portfolio Index is below, or not sufficiently above, the Starting Value, you may receive less than the $10 principal amount per unit of your MITTS Securities. In general, rising dividend rates, or dividends per share, may increase the value of the SPDR Fund Growth Portfolio Index while falling dividend rates may decrease the value of the SPDR Fund Growth Portfolio Index.

         Changes in the levels of U.S. interest rates are expected to affect the trading value of the MITTS Securities. Because we will pay, at a minimum, the principal amount per unit of MITTS Securities at maturity, we expect that changes in U.S. interest rates will affect the trading value of the MITTS Securities. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect the trading value of the MITTS Securities will increase. Rising interest rates may lower the value of the SPDR Fund Growth Portfolio Index and, thus, the MITTS Securities. Falling interest rates may increase the value of the SPDR Fund Growth Portfolio Index and, thus, may increase the value of the MITTS Securities.

         Changes in the volatility of the SPDR Fund Growth Portfolio Index are expected to affect the trading value of the MITTS Securities. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. Generally, if the volatility of the SPDR Fund Growth Portfolio Index increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the SPDR Fund Growth Portfolio Index decreases, we expect that the trading value of the MITTS Securities will decrease.

         As the time remaining to maturity of the MITTS Securities decreases, the "time premium" associated with the MITTS Securities will decrease. We anticipate that before their maturity, the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the value of the SPDR Fund Growth Portfolio Index. This difference will reflect a "time premium" due to expectations concerning the value of the SPDR Fund Growth Portfolio Index during the period before the stated maturity of the MITTS Securities. However, as the time remaining to the stated maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

         Changes in dividend yields of the stocks included in the underlying Select Sector SPDR Funds are expected to affect the trading value of the MITTS Securities. Generally, if dividend yields on the stocks included in the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index increase, we expect that the value of the MITTS Securities will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the value of the MITTS Securities will increase.

         Changes in our credit ratings may affect the trading value of the MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because your return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase in the value of the SPDR Fund Growth Portfolio Index at maturity, an improvement in our credit ratings will not reduce the investment risks related to the MITTS Securities.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. However, we expect that the effect on the trading value of the MITTS Securities of a given increase in the value of the SPDR Fund Growth Portfolio Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

No affiliation between ML&Co. and the Select Sector SPDR Funds

         Our affiliate MLPF&S is both a soliciting dealer in the shares of the Select Sector SPDR Funds and the index compilation agent for the related Select Sector Indexes. However, we are not affiliated with the Select Sector SPDR Funds or the related Select Sector Indexes. The Select Sector SPDR Funds have no obligations with respect to the MITTS Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the MITTS Securities into consideration for any reason. The Select Sector SPDR Funds will not receive any of the proceeds from this offering and are not responsible for, and have not participated in, the determination or calculation of the amount you will receive on your MITTS Securities at maturity. In addition, the Select Sector SPDR Funds are not involved with the administration or trading of the MITTS Securities and have no obligations with respect to any amounts due under the MITTS Securities.

Amounts payable on the MITTS Securities may be limited by state law

         New York State laws govern the 1983 Indenture under which the MITTS Securities were issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the MITTS Securities holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

         We and our affiliates may from time to time buy or sell shares of the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index or the stocks underlying those funds for our own accounts for business reasons or in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of the underlying stocks, the value of the Select Sector SPDR Funds and, in turn, the value of the SPDR Fund Growth Portfolio Index in a manner that would be adverse to your investment in the MITTS Securities.

Potential conflicts of interests

         Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Adjusted Ending Value and the Supplemental Redemption Amount payable to you at maturity. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether the value of the SPDR Fund Growth Portfolio Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the SPDR Fund Growth Portfolio Index. See "Description of the MITTS Securities--Adjustments to the SPDR Fund Growth Portfolio Index; Market Disruption Events" and "Discontinuance of the SPDR Fund Growth Portfolio Index" in this prospectus.

         MLPF&S is a soliciting dealer in the shares of the Select Sector SPDR Funds. Under certain circumstances, MLPF&S' role as calculation agent for the MITTS Securities and its role as a soliciting dealer in these shares could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities. These conflicts could occur in connection with its determination as to the Adjusted Ending Value and the amount we owe you at maturity.

         Additionally, MLPF&S serves as Index Compilation Agent for each Select Sector Index. In its capacity as Index Compilation Agent, MLPF&S determines, in consultation with S&P, which securities of the S&P 500 are to be included in each Select Sector Index. Under certain circumstances, MLPF&S' role as calculation agent for the MITTS Securities and its role as Index Compilation Agent could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities.

         MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the MITTS Securities. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.


                           MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

         o    securities brokerage, trading and underwriting;

         o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

         o asset management and other investment advisory and recordkeeping services;

         o trading and brokerage of swaps, options, forwards, futures and other derivatives;

         o    securities clearance services;

         o    equity, debt and economic research;

         o banking, trust and lending services, including mortgage lending and related services; and

         o    insurance sales and underwriting services.

         We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the MITTS Securities described in this prospectus.


                      RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                                                                              For the Three
                                                     Year Ended Last Friday in December        Months Ended
                                                 1994     1995     1996     1997     1998     March 26, 1999
                                                 ----     ----     ----     ----     ----     --------------
Ratio of earnings to fixed charges(a).........    1.2      1.2      1.2      1.2      1.1           1.3
----------
(a)      The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.


                      DESCRIPTION OF THE MITTS SECURITIES

         ML&Co. issued the MITTS Securities as a series of senior debt securities under the senior indenture, referred to as the 1983 Indenture, which is more fully described in this prospectus. The MITTS Securities will mature on May 25, 2006.

         While at maturity a beneficial owner of a MITTS Security will receive the sum of the principal amount of each MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "--Payment at maturity".

         The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Description of the MITTS Securities--Events of Default and Acceleration" and "Other Terms--Events of Default" in this prospectus.

         ML&Co. issued the MITTS Securities in denominations of whole units of $10.00 per unit.

         The MITTS Securities do not have the benefit of any sinking fund.

Payment at maturity

         At maturity, a beneficial owner of a MITTS Security will be entitled to receive the principal amount of that MITTS Security plus a Supplemental Redemption Amount, if any, all as provided below. If the Supplemental Redemption Amount is not greater than zero, a beneficial owner of a MITTS Security will be entitled to receive only the principal amount of its MITTS Securities.

         The "Supplemental Redemption Amount" for a MITTS Security will be determined by the calculation agent and will equal:



                                                         ( Adjusted Ending Value - Starting Value )
principal amount of each MITTS Security ($10 per unit) X ( -------------------------------------- )
                                                         (              Starting Value            )

         provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

         The "Starting Value" equals 100.

         The "Adjusted Ending Value" will be determined by the calculation agent and will equal the average or arithmetic mean of the closing values of the SPDR Fund Growth Portfolio Index, as reduced by the application of the Adjustment Factor on each Calculation Day, determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Adjusted Ending Value will equal the average or arithmetic mean of the closing values of the SPDR Fund Growth Portfolio Index on those Calculation Days, as reduced by the application of the Adjustment Factor on each Calculation Day. If there is only one Calculation Day, then the Adjusted Ending Value will equal the closing value of the SPDR Fund Growth Portfolio Index on that Calculation Day, as reduced by the application of the Adjustment Factor on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Value will equal the closing value of the SPDR Fund Growth Portfolio Index determined on the last scheduled Index Business Day in the Calculation Period, as reduced by the application of the Adjustment Factor on that day, regardless of the occurrence of a Market Disruption Event on that day.

         The "Adjustment Factor" equals 2.35% per year and will be applied over the entire term of the MITTS Securities. On each calendar day during the term of the MITTS Securities, we will apply this percentage on a pro-rated basis based on a 365-day year to reduce the value used to calculate the Supplemental Redemption Amount on each Calculation Day during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate the Supplemental Redemption Amount during the Calculation Period will be approximately 15.18% less than the actual closing value of the SPDR Fund Growth Portfolio Index on each Calculation Day during the Calculation Period.

         The "Calculation Period" means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

         A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

         An "Index Business Day" is any day on which the NYSE and the AMEX are open for trading and the SPDR Fund Growth Portfolio Index or any successor index is calculated and published.

         All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the MITTS Securities.

Hypothetical returns

         The following table illustrates, for a range of hypothetical closing values of the SPDR Fund Growth Portfolio Index during the Calculation Period:

         o the percentage change from the Starting Value to the hypothetical closing value of the SPDR Fund Growth Portfolio Index,

         o the Adjusted Ending Value used to calculate the Supplemental Redemption Amount,

         o    the total amount payable at maturity for each unit of MITTS
              Securities,

         o    the total rate of return to beneficial owners of the MITTS
              Securities,

         o the pretax annualized rate of return to beneficial owners of MITTS Securities, and

         o the pretax annualized rate of return of an investment in the shares of the Select Sector SPDR Funds included in the SPDR Fund Growth Portfolio Index, which includes an assumed aggregate dividend yield of 1.09% per annum, as more fully described below.


         For the purposes of calculating this table, we have applied an Adjustment Factor of 2.35% per annum.

                                                                                                   Pretax
                 Percentage                                                                      annualized
                 change from                  Total amount                       Pretax        rate of return
 Hypothetical    the Starting                  payable at       Total rate     annualized      of the shares
closing value    Value to the                 maturity per      of return       rate of        of the Select
  during the     hypothetical    Adjusted     unit of the        on the        return on        Sector SPDR
 Calculation       closing        Ending         MITTS           MITTS         the MITTS        Funds in the
    Period          value        Value(1)     Securities       Securities     Securities(2)      index(2)(3)
-------------    ------------    --------    --------------    -----------    --------------   --------------
    20.00           -80.00%         16.96         $10.00           0.00%            0.00%          -20.52%
    40.00           -60.00^         33.93         $10.00           0.00%            0.00%          -11.58%
    60.00           -40.00%         50.89         $10.00           0.00%            0.00%           -6.09%
    80.00           -20.00%         67.86         $10.00           0.00%            0.00%           -2.09%
   100.00(4)          0.00%         84.82         $10.00           0.00%            0.00%            1.09%
   120.00            20.00%        101.78         $10.18           1.78%            0.25%            3.73%
   140.00            40.00%        118.75         $11.87          18.75%            2.47%            5.99%
   160.00            60.00%        135.71         $13.57          35.71%            4.41%            7.98%
   180.00            80.00%        152.68         $15.27          52.68%            6.13%            9.74%
   200.00           100.00%        169.64         $16.96          69.64%            7.69%           11.34%
   220.00           120.00%        186.60         $18.66          86.60%            9.11%           12.80%
   240.00           140.00%        203.57         $20.36         103.57%           10.41%           14.14%
   260.00           160.00%        220.53         $22.05         120.53%           11.61%           15.38%
   280.00           180.00%        237.50         $23.75         137.50%           12.74%           16.54%
   300.00           200.00%        254.46         $25.45         154.46%           13.79%           17.63%

(1)   The Adjusted Ending Values specified in this column are approximately 15.18% less than the hypothetical closing values of the SPDR Fund Growth Portfolio Index as a result of the cumulative effect of the application of an Adjustment Factor of 2.35% per annum over the term of the MITTS Securities.

(2)   The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(3)   This rate of return assumes:

      (a)    an investment of a fixed amount in the shares of the Select Sector SPDR Funds comprising the SPDR
             Fund Growth Portfolio Index with the allocation of this amount reflecting the relative weights of each of the Select Sector SPDR Funds in the SPDR Fund Growth Portfolio Index;

      (b)    a percentage change in the aggregate price of the shares that equals the percentage change in the
             SPDR Fund Growth Portfolio Index from the Starting Value to the relevant hypothetical closing value;

      (c)    a constant dividend yield of 1.09% per annum, paid quarterly from the date of initial delivery of the MITTS Securities, applied to the value of the shares of the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the applicable hypothetical closing value;

      (d)    no transaction fees or expenses in connection with purchasing and holding shares of the Select Sector
             SPDR Funds;

      (e)    an investment term from May 28, 1999 to May 25, 2006; and

      (f)    a final value of the SPDR Fund Growth Portfolio Index equal to the hypothetical closing value.

(4)   The Starting Value of the SPDR Fund Growth Portfolio Index equals 100.

         The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the resulting total and pretax annualized rate of return will depend entirely on the actual Adjusted Ending Value determined by the calculation agent as provided in this prospectus.

Adjustments to the SPDR Fund Growth Portfolio Index; Market Disruption Events

         If at any time the AMEX changes its method of calculating the SPDR Fund Growth Portfolio Index, or the value of the SPDR Fund Growth Portfolio Index changes, in any material respect, or if the SPDR Fund Growth Portfolio Index is in any other way modified so that the SPDR Fund Growth Portfolio Index does not, in the opinion of the calculation agent, fairly represent the value of the SPDR Fund Growth Portfolio Index had any changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the SPDR Fund Growth Portfolio Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the SPDR Fund Growth Portfolio Index as if no changes or modifications had been made, and calculate the closing value with reference to the SPDR Fund Growth Portfolio Index, as so adjusted. Accordingly, if the method of calculating the SPDR Fund Growth Portfolio Index is modified so that the value of the SPDR Fund Growth Portfolio Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the SPDR Fund Growth Portfolio Index in order to arrive at a value of the SPDR Fund Growth Portfolio Index as if it had not been modified, e.g., as if a split had not occurred.

         "Market Disruption Event" means any of the following events, with respect to the Select Sector SPDR Funds, as determined by the calculation agent:

         (a) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Select Sector SPDR Funds underlying the SPDR Fund Growth Portfolio Index; or

         (b) the suspension or material limitation on trading, in each case, for more than two hours of trading whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise in option contracts or futures contracts related to the S&P 500 Index or the shares of a Select Sector SPDR Fund underlying the SPDR Fund Growth Portfolio Index which are traded on any major U.S. exchange.

         A limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

         For the purposes of clause (a) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

Discontinuance of the SPDR Fund Growth Portfolio Index

         If the AMEX discontinues publication of the SPDR Fund Growth Portfolio Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the SPDR Fund Growth Portfolio Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the SPDR Fund Growth Portfolio Index and calculate the closing value as described above under " Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

         In the event that the AMEX discontinues publication of the SPDR Fund Growth Portfolio Index and:

         o    the calculation agent does not select a successor index, or

         o the successor index is no longer published on any of the Calculation Days,

the calculation agent will compute a substitute value for the SPDR Fund Growth Portfolio Index in accordance with the procedures last used to calculate the SPDR Fund Growth Portfolio Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the SPDR Fund Growth Portfolio Index as described below, the successor index or value will be used as a substitute for the SPDR Fund Growth Portfolio Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

         If the AMEX discontinues publication of the SPDR Fund Growth Portfolio Index before the period during which the Supplemental Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Exchange Business Day until the earlier to occur of:

         o    the determination of the Adjusted Ending Value and

         o a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

         An "Exchange Business Day" is any day on which the NYSE and the AMEX are open for trading.

         Notwithstanding these alternative arrangements, discontinuance of the publication of the SPDR Fund Growth Portfolio Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

         In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment was the stated maturity date of the MITTS Securities, provided, however, that the Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the MITTS Securities had not been accelerated and had remained outstanding to the stated maturity date. See "-Payment at maturity" in this prospectus. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the MITTS Securities.

         In case of default in payment at the maturity date of the MITTS Securities, whether at their stated maturity or upon acceleration, from and after the maturity date the MITTS Securities will bear interest, payable upon demand of their beneficial owners, at the rate of 6.38% per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of that amount has been made or duly provided for.

Depositary

     Description of Global Securities

         Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's nominee. Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or holders of the MITTS Securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC Procedures

         The following is based on information furnished by DTC:

         DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global securities will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be made by entries on the books of participants acting on behalf of beneficial owners. To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts such MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

         Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

         Exchange for Certificated Securities

         If:

         o the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

         o ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

         o an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

         ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, MITTS Security certificates will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-day settlement and payment

         Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

              THE SELECT SECTOR SPDR FUND GROWTH PORTFOLIO INDEX

         The SPDR Fund Growth Portfolio Index is an index tracking the value of eight underlying Select Sector SPDR Funds. Each Select Sector SPDR Fund is an index fund whose stated investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly-traded equity securities comprising the relevant sector index. Each sector index consists of the equity securities of publicly-traded companies that are components of the S&P 500 Index and that represent a specific market sector. An investment in the MITTS Securities does not entitle you to any ownership interest in any of the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index.

         The initial multipliers were calculated so that the value of the SPDR Fund Growth Portfolio Index equalled 100 on the Pricing Date. The initial multiplier for each Select Sector SPDR Fund was determined by the calculation agent on the Pricing Date and equalled:

         o the initial weighting for the Select Sector SPDR Fund multiplied by 100, divided by

         o the last sale price reported on the AMEX of that Select Sector SPDR Fund on the Pricing Date.

The respective multipliers will remain constant for the term of the MITTS Securities unless adjusted for certain events such as splits, reverse splits or capital gains distributions of any Select Sector SPDR Fund. The AMEX will have the sole discretion as to whether to make any adjustments and the amount of any adjustments.

         The AMEX calculates and disseminates the value of the SPDR Fund Growth Portfolio Index that equals the sum of the products, for each Select Sector SPDR Fund, of the applicable multiplier and the most recently reported price at which the Select Sector SPDR Fund has traded on its primary exchange. The AMEX disseminates the SPDR Fund Growth Portfolio Index at approximately 15-second intervals during the AMEX's business hours and at the end of each Index Business Day via the Consolidated Tape Association's Network B. The SPDR Fund Growth Portfolio Index is reported by the AMEX and Bloomberg under the symbol "GWI" and by Reuters under the symbol ".GWI".

Select Sector SPDR Funds

         ML&Co. has attached the fund prospectus describing the Select Sector SPDR Funds and is delivering it to purchasers of the MITTS Securities together with this prospectus of ML&Co. for the convenience of reference only. The fund prospectus does not constitute a part of this prospectus of ML&Co., nor is it incorporated by reference in this prospectus of ML&Co. The summary description below is qualified in its entirety by the information describing the Select Sector SPDR Funds and the Select Sector Indexes included in the attached fund prospectus.

         The investment objective of each Select Sector SPDR Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries as represented by a specified Select Sector Index published by the AMEX. The companies included in each Select Sector SPDR Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500. For further information on the Select Sector SPDR Funds and the Select Sector Indexes you should carefully read the fund prospectus accompanying this prospectus.

         Although ML&Co.'s subsidiary, MLPF&S, provides certain services to the Select Sector SPDR Funds and the provider of the Select Sector Indexes, ML&Co. is not affiliated with the Select Sector SPDR Funds or the Select Sector Indexes, and the Select Sector SPDR Funds will not receive any of the proceeds from the sale of, or have any obligations under, the MITTS Securities. A prospective purchaser of the MITTS Securities should independently decide whether an investment in the MITTS Securities is appropriate.

         The Select Sector SPDR Trust is subject to the registration requirements of the Securities Act and the Investment Company Act, and is required to file periodically certain information specified by the SEC. For more information about the Select Sector SPDR Funds, the information provided to or filed with the SEC by the Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. Copies of these documents may also be obtained at no cost by calling the Trust at (800) 843-2639 or by writing the Trust c/o ALPS Mutual Funds Services, Inc., 370 17th Street, Suite 3100, Denver, CO 80202. Neither the fund prospectus nor such other documents are incorporated by reference in this prospectus, and ML&Co. makes no representation or warranty as to the accuracy or completeness of any such documents.

         ML&Co. is not affiliated with any of the Select Sector SPDR Funds, and the Select Sector SPDR Funds do not have obligations with respect to the MITTS Securities. This prospectus relates only to the MITTS Securities offered by this prospectus and does not relate to the shares of the Select Sector SPDR Funds or any other securities relating to the Select Sector SPDR Funds. The information contained in this prospectus regarding the Select Sector SPDR Funds has been derived from the publicly available documents described in the preceding paragraph. ML&Co. makes no representation that these publicly available documents or any other publicly available information regarding the Select Sector SPDR Funds are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the shares of the Select Sector SPDR Funds, and therefore the trading price of the MITTS Securities, have been publicly disclosed. Subsequent disclosure of any of these events or the disclosure of or failure to disclose material future events concerning the Select Sector SPDR Funds could affect the Supplemental Redemption Amount, if any, to be received at maturity and therefore the trading value of the MITTS Securities.

         MLPF&S, a subsidiary of ML&Co., is a soliciting dealer in the shares of the Select Sector SPDR Funds. Additionally, MLPF&S serves as index compilation agent for the Select Sector Indexes. In its capacity as index compilation agent, MLPF&S determines, in consultation with S&P, the composition of the securities measured by the Select Sector Indexes.

License Agreement

         S&P, the AMEX and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use Select Sector Indexes owned and published by S&P in connection with certain securities, including the MITTS Securities, and ML&Co. is an authorized sublicensee of MLPF&S.

         The license agreement among S&P, the AMEX and MLPF&S provides that the following language must be stated in this prospectus:

         "Standard & Poor's(R)", "Standard & Poor's 500(R)", "S&P 500(R)", "S&P(R)", "500", "Standard & Poor's Depositary Receipts", "SPDRs", "Select Sector SPDR" and "Select Sector Standard & Poor's Depositary Receipts" are registered trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and have been licensed for use by MLPF&S. ML&Co. is an authorized sublicensee of MLPF&S. The stocks comprising the Select Sector Indexes were selected by MLPF&S, as index compilation agent, in consultation with S&P from the universe of companies represented by the S&P 500 Index. The composition and weightings of the stocks included in the Select Sector Indexes can be expected to differ from the composition and weighting of stocks included in any similar S&P 500 sector indexes published and disseminated by S&P.

         The MITTS Securities, the SPDR Fund Growth Portfolio Index, the Select Sector SPDR Funds and the Select Sector Indexes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or in the ability of the SPDR Fund Growth Portfolio Index to track the performance and yield of the Select Sector Indexes or in the ability of the Select Sector Indexes to track the performance of the corresponding sectors represented in the stock market. The stocks included in the Select Sector Indexes were selected by MLPF&S as the index compilation agent in consultation with S&P. The composition and weightings of the stocks included in each Select Sector Index can be expected to differ from the composition and weighting of stocks included in any corresponding S&P 500 sector index that is published and disseminated by S&P. S&P's only relationship to the index compilation agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the index compilation agent or the MITTS Securities. S&P has no obligation to take the needs of the index compilation agent, ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in any determination of the timing of the sale of the MITTS Securities, prices at which the MITTS Securities are initially to be sold, or quantities of the MITTS Securities to be issued or in the calculation of the Supplemental Redemption Amount. S&P has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities.

         S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index, the Select Sector Indexes or any data included therein. S&P makes no warranty, express or implied, as to results to be obtained by ML&Co., MLPF&S, the holders of the MITTS Securities, or any other person or entity from the use of the S&P 500 Index, the Select Sector Indexes or any data included therein in connection with the rights licensed under the license agreement described herein or for any other use. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index, the Select Sector Indexes or any data included therein. Without limiting the generality of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of such damages.

         All disclosures contained in this prospectus regarding the S&P 500 Index or the Select Sector Indexes, including its respective make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P and the Select Sector SPDR Trust, respectively. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of this information.

                                  OTHER TERMS

         The MITTS Securities were issued as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the MITTS Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         Series of senior debt securities may from time to time be issued under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the MITTS Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of ML&Co. itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

Limitations Upon Liens

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

Limitation on Disposition of Voting Stock of, and Merger and Sale of Assets by, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

         o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

         o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Merger and Consolidation

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

         o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

         o pay any amounts due and payable or deliverable with respect to all the Senior Debt Securities; and

         o perform and observe of all of ML&Co.'s obligations under the 1983 Indenture, and

         o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

Modification and Waiver

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of debt securities affected. However, without the consent of each holder of any outstanding debt security affected, no amendment or modification to any Indenture may:

         o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

         o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

         o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

         o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

         o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The Holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

Events of Default

         Each of the following will be Events of Default with respect to senior debt securities of any series:

         o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

         o    default in the payment of any principal or premium when due;

         o    default in the deposit of any sinking fund payment, when due;

         o default in the performance of any other obligation of ML&Co. contained in the Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

         o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

         o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series of debt securities may waive any Event of Default with respect to that series, except a default:

         o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

         o in respect of an obligation or provision of any Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each series of debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the Holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The MITTS Securities and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.

                          PROJECTED PAYMENT SCHEDULE

         Solely for purposes of applying the final Treasury Department Regulations (the "Final Regulations") concerning the United States Federal income tax treatment of contingent payment debt instruments to the MITTS Securities, we have determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $5.5253 per unit. This represents an estimated yield on the MITTS Securities equal to 6.38% per annum (compounded semiannually).

         The projected payment schedule, including both projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities, has been determined solely for United States Federal income tax purposes i.e., for purposes of applying the Final Regulations to the MITTS Securities, and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

         The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over a term of five years and ten days for the MITTS Securities based upon the projected payment schedule for the MITTS Securities, including both the projected Supplemental Redemption Amount and the estimated yield equal to 6.38% per annum, compounded semiannually, as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS Securities:

                                                                                               Total interest deemed
                                                                     Interest deemed to         to have accrued on
                                                                    accrue during accrual     MITTS Securities as of
                                                                           period              end of accrual period
                           Accrual Period                                (per unit)                  (per unit)
                           --------------                                ----------                  ----------
May 28, 1999 through November 28, 1999..........................           $0.3217                     $0.3217
November 29, 1999 through May 28, 2000..........................           $0.3292                     $0.6509
May 29, 2000 through November 28, 2000..........................           $0.3398                     $0.9907
November 29, 2000 through May 28, 2001..........................           $0.3506                     $1.3413
May 29, 2001 through November 28, 2001..........................           $0.3618                     $1.7031
November 29, 2001 through May 28, 2002..........................           $0.3733                     $2.0764
May 29, 2002 through November 28, 2002..........................           $0.3852                     $2.4616
November 29, 2002 through May 28, 2003..........................           $0.3976                     $2.8592
May 29, 2003 through November 28, 2003..........................           $0.4102                     $3.2694
November 29, 2003 through May 28, 2004..........................           $0.4233                     $3.6927
May 29, 2004 through November 28, 2004..........................           $0.4368                     $4.1295
November 29, 2004 through May 28, 2005..........................           $0.4507                     $4.5802
May 29, 2005 through November 28, 2005..........................           $0.4651                     $5.0453
November 29, 2005 through May 25, 2006..........................           $0.4800                     $5.5253

----------
Projected Supplemental Redemption Amount = $5.5253 per unit.


         All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.


               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

         o    incorporated documents are considered part of the prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

         o    annual report on Form 10-K for the year ended December 25, 1998;

         o    quarterly report on Form 10-Q for the period ended March 26, 1999;
              and

         o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
              February 23, 1999, March 26, 1999, April 13, 1999, April 19, 1999,
              May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

         o    reports filed under Sections 13(a) and (c) of the Exchange Act;

         o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

         o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.


                             PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the MITTS Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the MITTS Securities.

         MLPF&S may act as principal or agent in these market-making transactions.

         The MITTS Securities may be offered on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.